Exhibit 21

      The consolidated subsidiaries of the Registrant at March 1, 2003, were as follows:

State or Other
Jurisdiction of
Name	Location	Incorporation

CBI-Kansas, Inc.	Kansas City, MO	Kansas
Commerce Bank, National Association	Kansas City, MO	United States
Commerce Brokerage Services, Inc.	Clayton, MO	Missouri
Commerce Financial Corp.	Clayton, MO	Missouri
Clayton Holdings, LLC	Kansas City, MO	Missouri
Clayton Financial Corp.	Clayton, MO	Missouri
Clayton Realty Corp.	Clayton, MO	Missouri
Commerce Insurance Services, Inc.	Fenton, MO	Missouri
Commerce Investment Advisors, Inc.	Kansas City, MO	Missouri
CBI Leasing, Inc.	Kansas City, MO	Missouri
Tower Redevelopment Corporation	Kansas City, MO	Missouri
Breckenridge Capital Trust I	Kansas City, MO	Delaware
Shawnee State, Inc.	Shawnee, KS	Kansas
Commerce Bank, National Association	Wichita, KS	United States
21st Street Redevelopment Company, L.C.	Wichita, KS	Kansas
CBI-Illinois, Inc.	Kansas City, MO	Delaware
Commerce Bank, National Association	Peoria, IL	United States
Illinois Financial, LLC	Peoria, IL	Delaware
Illinois Realty, LLC	Peoria, IL	Delaware
Commerce Bank, National Association	Omaha, NE	United States
CBI Insurance Company	Kansas City, MO	Arizona
CFB Partners II, LLC	Kansas City, MO	Missouri
CFB Venture Fund I, Inc.	Clayton, MO	Missouri
CFB Venture Fund II, L.P.	Kansas City, MO	Missouri
Capital for Business, Inc.	Kansas City, MO	Missouri
Commerce Mortgage Corp.	Kansas City, MO	Missouri
Mid-America Financial Corp.	Kansas City, MO	Missouri
UBI Financial Services, Inc.	Wichita, KS	Kansas